Exhibit 99.1

January 3, 2006

Sally O. Thiel, Director Investor Relations C-COR (814) 231-4402, email: sthiel@c-cor.com	Jo Ann Lehtihet Media Relations/Public Relations C-COR (814) 231-4438, email: jlehtihet@c-cor.com

C-COR STREAMLINES CORPORATE STRUCTURE

AND KEY MANUFACTURING OPERATIONS

Conference Call Scheduled for January 4th

State College, PA (January 3, 2006) – C-COR Incorporated (Nasdaq: CCBL), a global provider of interoperable solutions that simplify the transition to on demand networks, today announced it will streamline its corporate structure and key manufacturing operations into functionally aligned groups aimed at better serving the rapidly changing global marketplace.

C-COR will further strengthen its relationships with the world’s top-tier network operators by bringing together sales, marketing, and business strategy through the creation of the Global Strategies group, and has named Mike Pohl (formerly President, Solutions Business Unit) as group president. C-COR will also ensure an efficient supply chain for its customers through the creation of an Operations group responsible for product development, manufacturing, and support, and has named John Caezza (formerly President, Access & Transport Business Unit) as that group’s president. C-COR Network Services will continue to operate as a stand-alone business unit under the leadership of David Levitan, President.

In a move to reduce expenses, C-COR will relocate certain processes from Wallingford, CT, to its Tijuana, Mexico, facility, as well as close its Sunnyvale, CA, location. It is anticipated that these adjustments, as well as adjustments in corporate support areas, will be completed by June 30, 2006, and will result in a workforce reduction of approximately 225 employees.

“C-COR remains committed to our strategic plan of delivering complete technology solutions for bandwidth expansion, next generation on demand services, and back office automation. These new group responsibilities, to be executed by some of the industry’s most experienced executives, will allow us to more optimally focus resources on IP-oriented product lines already prioritized in our strategic business plan and on profitable growth opportunities,” said Dave Woodle, chairman and CEO of C-COR. “Our product lines are already in demand by many of the world’s most advanced networks, and we will continue to invest and prioritize our investments to best support our customers’ needs.”

These consolidation activities are expected to result in an operating expense level of between $25.0 and $27.0 million per quarter by the first quarter of fiscal year 2007, which begins on July 1, 2006. These projections include approximately $1.0 million related to amortization of intangible assets and approximately $1.0 million of stock compensation expense. The reduction in operating expense levels is anticipated to be phased in over the next six months, with a modest reduction in the third quarter of fiscal year 2006 and greater reductions in the fourth quarter. The timing of reductions is based on final decisions on implementation of the consolidation program. The Company expects to record non-cash asset impairment charges of approximately $7.0 to $9.0 million in the second quarter of fiscal year 2006 and restructuring charges of approximately $5.0 to $6.0 million through the remainder of fiscal year 2006 related to these consolidation activities.

Conference Call Information

C-COR’s corporate management will discuss the streamlining of its corporate structure on a conference call tomorrow, Wednesday, January 4, 2006, at 10:00 AM ET. To participate in the January 4th conference call, dial 800-847-7729. International callers should use 212-341-7080. The live audio of the conference call will also be available via the Internet at C-COR’s Web site (www.c-cor.com). To listen to the live audio, click the appropriate link under the Webcasts title bar on the Home Page of C-COR’s Web site.

If you are unable to participate on the call, a telephone replay will run between 12:00 PM (ET) on Wednesday, January 4, 2006, through 12:00 PM (ET) on Thursday, January 5, 2006. To access this replay, dial 800-633-8284. International callers should use 402-977-9140 for the replay. The reservation number for the telephone replay is 21279449.

The Webcast replay of the call will also be available via the Internet at C-COR’s Web site (www.c-cor.com) following the conference call. To access the Webcast replay, click the appropriate link under the Webcasts title bar on the Home Page of C-COR’s Web site. Any questions regarding the conference call should be directed to C-COR’s Investor Relations office at 814-231-4402 or 814-231-4438.

About C-COR

C-COR offers world-class, market-focused business solutions for cable operators, telephone companies, broadcasters, and other private and public sector entities that put subscribers in personal control of their entertainment, information, and communication needs. C-COR simplifies the transition to Internet Protocol (IP) demand-oriented networks by delivering interoperable, modular products in sync with IP network upgrade cycles. These solutions bring together software applications, access and transport technology, and a nationwide corps of expert field engineers to enable the delivery of business services; digital program/ad insertion; management and delivery of VOD, VoIP, and HSD; network capacity expansion; centralized office automation for workforce management, network assurance, and subscriber fulfillment; and a variety of outsourced field services that help keep networks operating at peak performance. C-COR’s common stock is listed on the Nasdaq National Market (Symbol: CCBL) and is a component of the Russell 2000 Stock Index. For additional information regarding C-COR, visit www.c-cor.com.

Some of the information presented in this announcement constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company’s judgment regarding future events, and are based on currently available information. Although the Company believes it has a reasonable basis for these forward-looking statements, the Company cannot guarantee their accuracy and actual results may differ materially from those the Company anticipated due to a number of known and unknown uncertainties. Factors which could cause actual results to differ from expectations include, among others, capital spending patterns of the communications industry, changes in regard to significant customers, the demand for network integrity, the trend toward more fiber in the network, the Company’s ability to develop new and enhanced products, the Company’s ability to provide complete network solutions, continued industry consolidation, the development of competing technology, the global demand for the Company’s products and services, the Company’s ability to implement its restructuring and cost reduction measures, and the Company’s ability to complete and integrate acquisitions and achieve its strategic objectives. For additional information concerning these and other important factors that may cause the Company’s actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission.